Exhibit 3.2

NORTH CAROLINA Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

CBDMD, INC.

the original of which was filed in this office on the 24th day of April, 2025.

Scan to verify online.	IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 24th day of April, 2025.
Certification# C2025 l 1304223- l Reference# C2025 l 1304223- l Page: 1 of 2 Verify this certificate online at https://www.sosnc.gov/verification	Secretary of State

Docusign Envelop ID: 557EB61B-F7DD-499E-AF19-9975575CC9F4	SOSID: 1433573 Date Filed: 4/24/2025 10:00:00 AM Effective: 5/6/2025 Elaine F. Marshall North Carolina Secretary of State C2025 113 04223

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF CBDMD,INC.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation, as Amended:

 1. The name of the corporation is cbdMD, Inc.

 2. The Articles of Incorporation of the corporation ate hereby amended as follows:

Article II of the Articles of Incorporation is hereby amended to add the following paragraph to precede the first paragraph of Article II:

"At 4:02 pm, Eastern Time, on May &_, 2025 (the "Effective Time"), each eight (8) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (I) share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any shareholder shall be deemed after the Effective Time as a result of these Articles of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock ("Old Certificates"), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

3.    The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on April 16, 2025, and approved by the shareholders on April 10, 2025 in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4. These Articles of Amendment will become effective at 4:02 pm Eastern Time, on May_§_, 2025.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of April, 2025.

cbdMD, Inc.

By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Its: Chief Executive Officer and Chief Financial Officer

- I AOA for reverse stock split - 4-15-25 vl

Certification# C202511304223-1 Reference# C202511304223- Pa e: 2 of 2